Exhibit 99.2

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com
DATE: Feb. 17, 2011

MEDIA CONTACT:	INVESTOR CONTACTS:
Jeff Pounds	Travis Campbell	Sharna Reingold	David Sullivan
(918) 573-3332	(918) 573-2944	(918) 573-2078	(918) 573-9360
Williams Reports Year-End 2010 Oil and Gas Reserves
•	Total proved reserves for 2010 were approximately 4.5 Tcfe

•	Proved, probable, possible reserves up 7% to 15.9 Tcfe

•	Total net reserves replacement ratio was 107% for proved

•	2010 adjusted U.S. proved F&D before acquisitions was $1.87 per Mcfe
TULSA, Okla. — Williams (NYSE: WMB) announced today that its total proved natural gas and oil reserves as of Dec. 31, 2010, were approximately 4.5 trillion cubic feet equivalent (Tcfe) — including international reserves of approximately 0.2 Tcfe.
Approximately 94 percent of total proved reserves are natural gas, with approximately 59 percent proved developed and 41 percent proved undeveloped, reflecting a continuation of the increase in the ratio of proved developed to undeveloped.
Under Securities and Exchange Commission reporting rules, material undeveloped oil and gas reserves should not remain undeveloped for five years or more after disclosure without an explanation of the specific circumstances warranting their disclosure. Williams anticipates that all of its disclosed proved reserves can be developed within the next five years per SEC definitions for proved reserves.
Williams has reclassified a net 253 billion cubic feet equivalent (Bcfe) from proved to probable reserves attributable to locations not expected to be developed within five years. This amount is predominately in the Piceance Basin where the company has a large inventory of drilling locations. In total, Williams estimates it has 353 Bcfe of undeveloped reserves that could be classified as proved with an additional two years of development beyond the five-year limit.

Adding these reserves to Williams’ year-end SEC U.S. proved reserves makes a total of 4.6 Tcfe for a reserves replacement ratio of 188 percent vs. 104 percent on an unadjusted basis. The following table sets out the company’s total year-end 2010 SEC U.S. proved reserves and an alternate scenario considering seven years of development activity instead of five.
2010 Year-End U.S. Proved Reserves
Amounts in billions cubic feet
equivalent (Bcfe) of natural gas

		Alt. Scenario:
		Using 7 Years to
	Under SEC Rules	Develop
Proved Developed	2,498	2,498
Proved Undeveloped	1,774	2,127

Total Proved	4,272	4,625

In 2010, Williams invested almost $2.7 billion of capital in its U.S. exploration and production business. That figure includes $988 million for development drilling and $1.7 billion in growth acquisitions.
“Our new positions in the Bakken and Marcellus turned 2010 into a transformational year,” said Ralph Hill, president of Williams’ E&P business. “We diversified both geographically and in terms of our product slate.
“We have significant scale in these areas now, similar to the framework we established in the Piceance and Powder River basins,” Hill said.
In 2010, Williams participated in 1,162 gross wells in the United States, achieving a drilling success rate of 99 percent.
Williams added 528 Bcfe through 2010 U.S. drilling activity for an adjusted proved developed domestic reserves replacement cost of $1.87 per Mcfe.
Year-end 2010 proved, probable, and possible (3P) reserves increased by 7 percent to 15.9 Tcfe from 14.8 Tcfe at year-end 2009. In accordance with SEC reserves reporting rules, proved reserves were calculated using the average of the first day of the month prices for the twelve months in 2010 held constant. Probable and possible reserves were calculated using forward-market prices.

The three-year average proved developed finding and development cost from drilling activity was $2.44 per Mcfe, which is calculated by dividing the three-year total development capital by the three-year net change in proved developed reserves plus production.
International proved reserves for year-end 2010 increased to approximately 35.3 million barrels of oil equivalent, or approximately 0.2 Tcfe, which reflects an increase of 7 percent from the prior year of approximately 32.9 million barrels of oil equivalent for a reserves replacement ratio of 165 percent.
Approximately 94 percent of Williams’ year-end 2010 U.S. proved reserves estimates were audited by Netherland, Sewell & Associates, Inc. (93%), or Miller and Lentz (1%).
Their judgment determined that Williams’ estimates are, in the aggregate, reasonable and have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE standards).
Approximately 94 percent of proved reserves estimates for international properties were reviewed and certified by Ralph E. Davis and Associates, with the remaining approximately 6 percent reviewed and certified by RPS Energy.
Proved reserves are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing economic conditions, operating methods and government regulations.
Williams’ exploration and production business primarily develops natural gas reserves in the Piceance, Powder River and San Juan basins in the Rocky Mountains, the Marcellus (Pennsylvania) and Barnett (Texas) shales, and oil reserves in the Bakken Shale/Three Forks formations in North Dakota, and internationally in Argentina and Colombia.

Proved Reserves Reconciliation
Amounts in Bcfe of natural gas
U.S. proved reserves Dec. 31, 2009	4,255
Acquisitions	162
Wellhead production	(420)
Revisions due to 5-year limit	(253)
Other additions/revisions net	528

U.S. proved reserves Dec. 31, 2010	4,272

International reserves	212

Total Dec. 31, 2009 proved reserves	4,484

About Williams (NYSE: WMB)
Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 75-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.
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Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:
•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved, probable, and possible gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business segments; and

•	Natural gas, natural gas liquids, and crude oil prices and demand.
Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:
•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas and oil reserves), market demand, volatility of prices, and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign exchange, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including climate change legislation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation, and rate proceedings;

•	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers;

•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	Risks associated with future weather conditions;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on Feb. 26, 2010, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com.
The SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. We have elected to use in this presentation, but not in our Annual Report on Form 10-K, “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” Williams has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009, available from Williams at One Williams Center, Tulsa, OK 74172 (Attn: Investor Relations). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.
The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.